Exhibit 4.2

May 24, 2005

LETTER OF AGREEMENT (“LOA”)
Between Cimatron Ltd., Microsystem Srl
and all the Shareholders of Microsystem Srl

Replacing any Previous Memorandum and Other Correspondence

1.

This Letter of Agreement (this “LOA”) is made as of the 9th day of May 2005, by and among Microsystem Srl, an Italian corporation (“Microsystem” or the “Company”), Cimatron Ltd. an Israeli company (or any of its affiliates) (“Cimatron” or the “Purchaser”), Enrico Gardini (“Gardini”), Alberto Zega (“Zega”), Roberto Rizzo (“Rizzo”) and Esa Software S.p.A. (“ESA”) (each of Gardini, Zega, Rizzo, and ESA a “Seller” and together, the “Sellers”). Microsystem Srl (including any and all related affiliates, holdings and businesses, if any) is evaluated (100%) at US$2,550,000.

For the purposes of this LOA, affiliates of Microsystem (hereinafter “Affiliates) shall mean any entity in which Microsystem holds, directly or indirectly, any shares, quotas or capital (including, (i) Trend S.r.l.; (ii) Cad Cam Studio S.r.l.; (iii) Smart Team Italia S.r.l., and (iv) Solid World srl).

2.	The transaction will be divided into three phases:

2.1.

Phase 1 – at the First Closing (the “First Closing”), which will be the closing of Phase 1, Microsystem shall increase its capital reserving all such increase to Cimatron which will acquire and receive an issuance of quotas constituting immediately following the First Closing 27.5% (on a post-money fully diluted basis) of Microsystem’ capital directly from Microsystem for the consideration detailed in sub- section 2.1.1 below:

2.1.1. Investment by Cimatron in Microsystem at the First Closing of the sum of 575,000 EURO of which 568,730 EURO will be paid as share capital premium and 6270 EURO as payment of nominal value of shares. Such consideration will be used by Microsystem to pay its debts to Cimatron.

2.1.2. [intentionally reserved].

2.1.3. Conditions to the First Closing:

Cimatron’s obligation to consummate the First Closing is subject to the fulfillment prior to, or at the First Closing of all the following conditions:

2.1.3.1. The Sellers shall amend Microsystem by-laws in order to enable the increase of capital in favor of Cimatron. The increase of the capital shall be made in accordance with the applicable laws and the by-laws of the Company.

2.1.3.2. The By-law of Microsystem shall be further amended in order to make any transfer of quotas contingent on Cimatron’s prior written approval (“gradimento”).

2.1.3.3. All the representations of Microsystem and the Sellers set forth in Exhibit 2.1.3A attached hereto shall be true and correct as of the date of this LOA and as of the date of the First Closing.

2.1.3.4. Cimatron shall be granted all the rights set forth in Exhibit 2.1.3B attached hereto.

2.1.3.5. Microsystem and the Seller shall have performed and undertake to perform all the covenants set forth in Exhibit 2.1.3C attached hereto.

2.1.3.6. The Articles of Association and By-laws and all other corporate documents of each of (i) Microsystem, (ii) Trend S.r.l.; (iii) Cad Cam Studio S.r.l.; and (iv) Smart Team Italia S.r.l., shall be amended so that (a) all of Cimatron rights detailed in this LOA will be included therein, (b) that the quorum for any shareholders meeting and any shareholders resolution – including extraordinary meetings - will be 51% so as to give Cimatron (at the time Cimatron will hold 51% of Microsystem’ share capital) full control of Microsystem and to give Microsystem full control of its Affiliates (except for Solid World srl.), (c) that the vote required in order to amend any Articles, By-laws or any other corporate document of such entities will be 51%. All such corporate documents to be in a Form satisfactory to Cimatron at Cimatron’s sole and absolute discretion. Such satisfaction will be communicated to Microsystem and the Sellers in writing.

2.1.3.7. Cimatron will receive a legal opinion from counsel to Microsystem in a Form satisfactory to Cimatron at Cimatron’s sole and absolute discretion to be communicated in writing to Microsystem.

2.1.3.8. Cimatron shall receive validly executed First Call Option and Second Call Option (as such term are defined below), each in a Form satisfactory to Cimatron at Cimatron’s sole and absolute discretion. All such shares and options issued to Cimatron being free and clear of any pre-emptive, first refusal, co-sale or any other third party rights and claims.

2.1.3.9. All consents, waivers and approvals of any kind or type required in order to consummate the transactions contemplated in this LOA and in the First Call Option and the Second Call Option will be received and presented to Cimatron.

2.1.3.10. All the shareholders of Microsystem will enter into a shareholders agreement with Cimatron in a Form satisfactory to Cimatron.

2.2.

Phase 2 – at the First Closing Cimatron will be granted a call option (the “First Call Option”) for a period of twenty four (24) months starting immediately following the First Closing. The option will be to acquire up to 23.5% of Microsystem’ capital (on a post-money fully diluted basis) from Enrico Gardini, Alberto Zega and Roberrto Rizzo (the “First Call Option Sellers”) (in equal parts between the First Call Option Sellers) (or such other number of shares as will be required to bring Cimatron’s holdings immediately following the exercise of such call option (plus the shares acquired in Phase 1) to 51% of Microsystem’ share capital (on a post-money fully diluted basis) (with ability to fully control Microsystem). The call option exercise will be at a total price of up to US$599,250 for all such shares. The exercise of such call option by Cimatron shall be referred to herein as the “Second Closing”. The rights of Cimatron following the Second Closing will be as set forth in Exhibit 2.1.3C attached hereto.

2.3.

Phase 3 – effective only in case the call option of Cimatron in Phase 2 was exercised in full by Cimatron. Cimatron will have a call option (the “Second Call Option”) and the Sellers will have a put option to realize Phase 3 for a period of 30 days (the “Phase 3 Exercise Period”) starting immediately after the expiration of a period of twelve (12) month from the Second Closing. The option of Cimatron will be to acquire from the Sellers all of Microsystem’ remaining capital not then owned by Cimatron, such that Cimatron - alone or together with an other entity designated by Cimatron - will be the owner of 100% of Microsystem’ share capital (including shares owned currently by ESA Software). The Option of the Sellers will be (i) exercisable only during the Phase 3 Exercise Period, and (ii) to force Cimatron to buy the remaining outstanding shares of Microsystem then held by them. Such acquisition by Cimatron, if effected (whether due to the call option or the put option), will be at a total price of: $1,249,500.

3.	No Publicity.

Microsystem and the Sellers will keep this LOA and its contents in strict confidence and no announcement or any other disclosure to any person or entity of the proposed transaction between the parties, the terms set forth in this LOA, or the status of discussions between the parties will be made without the prior written approval of Cimatron except as required by law. The Non Disclosure Agreement signed by the parties will continue to apply. Cimatron may disclose this LOA and the transactions contemplated hereby to its shareholders and otherwise as required by any laws or regulations applicable to Cimatron.

4.	General

4.1.

Following the signing of this LOA, Cimatron may conduct an additional due diligence review (including without limitation, legal, financial (including audited accounts), and business due diligence). Subject to the representations and warranties of Microsystem and the Sellers under this LOA being complete, true and correct, the outcome of any such further due diligence investigation conducted shall not effect the valuation of Microsystem under this LOA. The Sellers, and Microsystem will cooperate fully and provide all required information to complete such due diligence by Cimatron.

4.2.

Both parties acknowledge that such corporate documents, shareholders agreements and options granted to Cimatron will include additional terms and conditions, including representations, warranties and covenants, which are standard for a transaction of this type.

4.3.

This LOA is a binding agreement and subject to the terms and conditions of this LOA, Microsystem and the Sellers will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this LOA.

	4.4.	Each party will bear its own expenses with respect to the matters contemplated herein.

4.5.

Each party acknowledges that this LOA replaces any prior LOA or MOU (which is hereby canceled) and any correspondence, conducts, dealings or any other action between the parties with respect to the subject matter of this LOA

4.6.

The parties expect that the target date for the First Closing shall be July 1, 2005 and that the final forms of the First Call Option, Second Call Option, legal opinion and shareholders agreement will be finalized within 10 days following the signing of this LOA.

4.7.

This LOA will be governed by, and construed in accordance with, the laws of the State of Israel, without regard to its principles of conflicts of laws and adjudicated exclusively in Israel; provided, however, that Cimatron may at its sole discretion also initiate a claim in Italy under either Israeli laws or Italian laws at Cimatron’s choice.

4.8.

This LOA shall only become effective and binding when signed by Cimatron, Microsystem and all the shareholders of Microsystem. In case the LOA is not signed within 20 days by all the parties mentioned above, it shall become null and void.

CIMATRON LTD.		MICROSYSTEM SRL

By:	/s/ Yossi Ben Shalom.	By:	/s/ Enrico Gardini

/s/ Zvika Naggan

Name:		Name:

Title:		Title:

Date:		Date:

We agree to be bound by the terms hereof [All Shareholders of Microsystem should sign this Document]:

Name:	Enrico Gardini	Name:	Roberto Rizzo
	/s/ Enrico Gardini		/s/ Roberto Rizzo

Title:		Title:

Date:		Date:

Name:	Alberto Zega	Name:	Esa Software Spa
	/s/ Alberto Zega	Singed By:	/s/ Antonello Morina

Title:		Title:

Date:		Date:

Exhibit 2.1.3 A

         Representations of Microsystem and the Sellers to Cimatron as of the Date of this LOA and As of the First Closing:

The Company and each of the Sellers, jointly and severally represent, warrant and covenant (except that representations and warranties of any Seller are made severally and not jointly in relation to each other Seller) to the Purchaser as of the date hereof and as the First Closing as follows, and hereby acknowledge that the Purchaser is entering into this LOA in reliance thereon (all except as set forth in Annex A attached to this Exhibit 2.1.3A:

1.

Organization and Permits. The Company and each of its Affiliates are duly organized and validly existing as corporations under the laws of Italy, and have (i) all requisite corporate power and authority to own, lease and operate their properties and assets and to conduct their business as now being conducted and (ii) all franchises, permits, licenses, and any similar authority necessary to conduct their business as now being conducted.

2.

Capitalization. The authorized and outstanding capital of the Company and of its Affiliates is set forth in Annex A. There are no, and as of the First Closing there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities or any other agreements directly or indirectly obligating the Company or any of its Affiliates to issue any additional shares or securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of the Company or any affiliate. The Company and any of its Affiliates are not a party or subject to any agreement or understanding, and, to the best of the Company’s and Sellers’ knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company or any of its Affiliates.

3.

Title; Enforceability. The Sellers own and have full title to the shares subject to the First Call Option and the Second Call Option (as defined in this LOA) free and clear of all liens, charges, encumbrances, debt, restrictions, rights, claims, options to purchase, proxies, voting trusts and other voting agreements and any other third party rights of any kind and type. As of the date hereof and as of the First Closing Date, and upon exercise of the First Call Option and the Second Call Option, the Purchaser will acquire from the Sellers good and marketable title to the shares under said options, free and clear of all liens, charges, encumbrances, debt, restrictions, rights, claims, options to purchase, proxies, voting trusts and other voting agreements and any other third party rights of any kind and type.

4.

Valid Issuance of First Closing quotas. The quotas issued to Cimatron at the First Closing, when issued, sold, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and non-assessable, and will be free of any liens, charges, encumbrances, debt, restrictions, rights, claims, options to purchase, proxies, voting trusts and other voting agreements and any other third party rights of any kind and type including, without limitation, preemptive rights, and restrictions on transfer.

5.

Subsidiaries. Except as set forth in Annex A attached to this Exhibit 2.1.4A, (which shall include full ownership structure of each entity) the Company does not own any of the issued and outstanding share capital of any other company or other entity, and is not a participant in any partnership, joint venture or similar arrangement.

6.

Compliance with Laws and Instruments. Neither the execution, delivery or performance of this LOA, including the issuance of the shares at the First Closing and the issuance and exercise of the First Call Option and the Second Call Option will: (A) conflict with, result in a breach or violation of, or (with or without the passage of time and giving of notice) a default under any of the terms, conditions and provisions of: (i) any of the Company’s and any of its Affiliates’ corporate documents; (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which the Company and any of its Affiliates or any of the Sellers is subject; (iii) any agreement, contract, lease, license or commitment to which the Company and any of its Affiliates or any of the Sellers is party or to which it is subject; or (iv) applicable laws.

7.

Litigation. There is no legal action, suit, claim or other proceeding in any court of law pending against the Company or any of its Affiliates or any of the Sellers, or to the best of the Company’s and the Sellers’ knowledge, threatened against the Company or any of its Affiliates or against any of the Sellers (including, but not limited to, such as may be related to the Company, the Sellers’ shares in the Company, this LOA, the transactions contemplated hereby or the use by any of the Company’s or any of its Affiliates’ employees, in connection with the Company’s business, of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers). To the best of the Company’s and the Sellers’ knowledge, there is no cause which may constitute a basis for any of the foregoing. Neither the Company nor any of its Affiliates are not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no legal action, suit, claim or other proceeding in any court of law pending against the Sellers, or to the best of the Sellers’ knowledge, threatened against the Sellers in connection with their ownership of their shares in the Company or this LOA. The Sellers do not have and will not have any claim or demand of any kind against the Company or any of its Affiliates.

8.

Financial Statements. Enclosed as Annex A are financial statements of the Company and the Affiliates for the fiscal year ending December 31, 2004 (the “Financial Statements”) approved by the Board of Auditors of Microsystem and the shareholders of Microsystem. The Financial Statements have been prepared in accordance with generally accepted accounting principles in Italy applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition, operating results, assets, liabilities, commitments and profits of the Company and any of its Affiliates as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company is not aware of any bad or doubtful debts on its books at the date hereof. Except as reflected, disclosed or reserved for in the Financial Statements, the Company and its Affiliates do not have any indebtedness or liability (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind (whether or not such obligations or commitments are presently considered liabilities of the Company or the Affiliates under generally accepted accounting principles), including to the Sellers or any officers, shareholders or consultants of the Company or the Affiliates. In addition, within 21 days from the First Closing, Microsystem shall deliver to Cimatron audited financial statements of the Company and the Affiliates for the fiscal year ending December 31, 2004 performed by an auditor reasonably acceptable to Cimatron (the “2004 Audited Financials”).

Subject to the representations of Microsystem and the Sellers under this LOA being true and correct and provided that the audit conducted by the outside accounting firm on the 2004 Audited Financials is based on the same facts that were the basis for the Financial Statements, then, any differences due to applying different evaluation criteria for certain assets and debts of Microsystem and it Affiliates shall not effect the valuation of Microsystem under this LOA.

9.

Related Party Transactions. No shareholder, employee, officer, director, employee or agent of the Company or any of its Affiliates, including, without limitation, the Sellers, nor any member of the immediate family of any such person, is indebted to the Company or any of its Affiliates, nor is the Company or any of its Affiliates indebted (or committed to make loans or extend or guarantee credit) to any of them.

10.

Except as set forth in Annex A, there are no existing arrangements or transactions between the Company or any of its Affiliates and any officer, director, or holder of 5% or more of the capital stock of the Company or any of its Affiliates, or to the best knowledge of the Company any affiliate or associate of any such person. Neither the Company nor any of its Affiliates has entered into any arrangement or transaction with any officer, director, or holder of 5% or more of the capital stock of the Company or any of its Affiliates on terms that differ from those which would govern a like transaction with an unaffiliated third party.

11.

Disclosure. The Company and each of the Sellers has fully provided the Purchaser with all the information that the Company believes is reasonably necessary to enable a reasonable Purchaser to make such decision. Neither this Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith (together with all other representations and warranties given herein) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. There is no fact that the Sellers and the Company have not disclosed to the Purchaser in writing that might have a material adverse effect on the Company (including its Affiliates) or their financial condition or business or that might materially adversely effect the ability of the Company to perform its obligations under this LOA or the First Call Option or the Second Call Option.

12.

The consolidated financial statements of Microsystem and its Affiliates for the period ended December 31, 2004 and a list of all compensation and other rewards received during the year 2004 by directors and shareholders of Microsystem and its Affiliates or anyone on their behalf from Microsystem and its Affiliates are attached hereto as Annex A.

Exhibit 2.1.3B

Covenants of Microsystem and each of the Sellers towards Cimatron:

(i) The Sellers hereby waive all rights of pre emptive, first refusal, first offer, co-sale or any other participation rights concerning the issuance and sale of shares to Cimatron n accordance with this LOA.

(ii) Microsystem and the Sellers undertake to take all required actions, including without limitation voting their shares, in order to implement the provisions of this LOA and of the First Call Option and the Second Call Option (including amending any corporate documents).

(iii) Prior to the First Closing, each shareholder (all the Sellers) of Microsystem will have executed a Non-disclosure, Non-competition and Assignment of Inventions Agreement in the form satisfactory to Cimatron.(iii) Financial Statements. Microsystem and its Affiliates (except for Solid World srl.) shall maintain a system of accounting established and administered in accordance with Italian generally accepted accounting principles consistently applied shall use auditors acceptable by Cimatron, will keep full and complete financial records and will furnish to Cimatron the following reports: (a) As soon as practicable after the end of each fiscal year, and in any event within 30 days thereafter, consolidated audited financial statements of Microsystem and its Affiliates in such detail as is necessary in order for Cimatron to satisfy the any regulatory requirements applicable to it, including a translation of such statements, or such parts thereof as indicated by Cimatron, into US generally accepted accounting principles performed by an auditor reasonably acceptable to Cimatron; and (b) as soon as practicable after the end of the first, second, and third quarter in each year, and in any event within 30 days thereafter, consolidated unaudited reviewed quarterly financial statements of Microsystem and its Affiliates, including a translation of such statements, or such parts thereof as indicated by Cimatron, into US generally accepted accounting principles performed by an auditor reasonably acceptable to Cimatron, and (c) as soon as practicable after the First Closing and in any event within 30 days thereafter, consolidated audited financial statements of Microsystem and its Affiliates, as of the First Closing Date including a translation of such statements, or such parts thereof as indicated by Cimatron, into US generally accepted accounting principles performed by an auditor reasonably acceptable to Cimatron. All the above at Microsystem sole cost and expense.

(iv) Microsystem acknowledges that Cimatron is publicly traded, and will furnish to Cimatron with reasonable promptness, such information and data with respect to the Microsystem or its Affiliates as Cimatron may from time to time request including in order to comply with reporting, disclosure, filing, audit, accounting, regulatory, tax or other similar requirements imposed on Cimatron.

(v) Veto Rights. Following the First Closing Microsystem and any of its Affiliates (except for Solid World srl.) and the Sellers will not, without the prior written consent of Cimatron take any of the action set forth in Schedule B attached hereto or adopt any resolution to effect any such action. Such veto rights to be valid for a minimum period of 36 months following the First Closing. In the event that Cimatron (i) reaches 51% of Microsystem share capital (quotas) within such 36 months the veto rights shall continue as long as Cimatron holds at least 51% of the share capital, and (ii) in the event that Cimatron does not reach 51% of the share capital (quotas) of Microsystem within such 36 month period, then (a) all the veto rights set forth in Schedule B attached hereto (except the veto right mentioned under sub-section 5 of Schedule B – “Related Party transaction”) shall cease to apply and Cimatron will have all rights as any other shareholder in Microsystem, and (b) the veto right mentioned under sub-section 5 of Schedule B – “Related Party transaction” will remain in force for as long as Cimatron holds shares (quotas) in Microsystem.

(vi) Restrictions on Transfer. The Sellers undertake that as long as any of the options detailed in the LOA are exercisable, they shall not sell, transfer, assign, encumber, pledge, hypothecate, or otherwise encumber or dispose of in any way or grant to third parties any rights with respect to any shares or other securities of Microsystem held by them.

(vii) Visits and Discussions. The Company and its Affiliates (except for Solid World srl.) will permit the Purchaser and the authorized representatives of the Purchaser, at all reasonable times during normal business hours following reasonable notice and as often as reasonably requested, to visit and inspect, any of the properties of the Company and its Affiliates (except for Solid World srl.), including their books and records and lists of security holders and shall be allowed to copy them, and to discuss the affairs, finances, and accounts of the Company and its Affiliates (except for Solid World srl.) and receive any information requested from their officers.

(viii) each Seller undertakes not to engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s or any of its Affiliates’ assets or confidential information or that competes with the activity of the Company or of any of its Affiliates or engage in any activity related to marketing, distribution, advising, sale, maintenance or installation of CAD CAM systems or solutions targeting the manufacturing and/or tooling industries. The non compete obligations provided in this LOA shall remain in force for a period of 5 years from the date of this LOA or from the expiration of the statutory non compete obligation. Notwithstanding the above, in the event that following the exercise by Cimatron of the First Call Option (or the ownership by Cimatron otherwise of 51% of Microsystem), Microsystem or such relevant Affiliate (except for Solid World srl.) then dismisses those Sellers who hold directorship position in Microsystem and/or in any of its Affiliates (except for Solid World srl.) from such position (other then for just cause), then such dismissed Director shall be subject to the non compete obligation mentioned above only for a period of 12 months from the date of such dismissal.

(ix) each Seller undertakes not to induce any employee of the Company or any of its Affiliates to terminate such employee’s employment therewith and any customer or supplier of the Company to terminate its relations with the Company or any of its Affiliates and shall not have any contact or relations of any kind with any such customer or supplier in any matter competitive to the business of the Company.

(xiii) The Company and the Sellers, jointly and severally, agree to indemnify, defend and hold harmless the Purchaser in case of any breach or misrepresentation of any covenant, representation or warranty made by the Company and/or the Sellers under this LOA or the First Call Option or the Second Call Option (collectively, “Breaches”) and from and against all claims, suits, losses, liabilities and damages to the Purchaser (collectively, “Losses”) based upon or arising out of any Breach.

Exhibit 2.1.3C

Rights attached to the shares to be held by Cimatron following the First
Closing (by agreement with all other shareholders of Microsystem and its
Affiliates(except for Solid World srl.)):

(i)

All rights of the highest rank attached to all other shares of the highest rank (as of the First Closing) of the capital of the Company, including without limitation: voting rights, rights to receive dividends, rights to receive notice and attend all shareholders meetings, rights to receive all distribution upon liquidation of the Company.

(ii)

From the First Closing Cimatron will be entitled to appoint at it sole discretion either (a) one director to Microsystem board of directors and to the Board of directors of each of Microsystem Affiliates (except for Solid World srl.) and to the Board of Auditors or (ii) one observer (fully entitled to receive all information and attend board meetings, but without a right to vote) to Microsystem board of directors and to the Board of directors of each of Microsystem Affiliates (except for Solid World srl.).

(iii)

Cimatron will have first refusal to buy all shares offered for sale by any shareholder of Microsystem. Cimatron will not be subject to any restriction of any kind or type whatsoever on the sale and transferability of its shares in Microsystem (including, but not limited to, any first refusal rights, co-sale rights, Board of Directors approval)

(iv)	Cimatron will have pre-emptive rights to acquire shares from Microsystem upon any new issuance.

(v)

Co-sale rights to join in any sale of shares of Microsystem by any shareholder of Microsystem. Cimatron shall not be subject, with respect to its shares in Microsystem, to any co-sale or similar rights to any other shareholder or party.

Rights attached to the shares to be held by Cimatron following the Second
Closing:

(vi)

From the Second Closing Cimatron will be entitled to appoint ALL the directors appointed to Microsystem Board of Directors; except that the other shareholders of Microsystem will be entitled to appoint one director to the Board of Directors of Microsystem as long as they hold shares in Microsystem.. Cimatron will also be granted all other means required in order to fully control Microsystem and all of Microsystem Affiliates (except for Solid World srl.).

(vii)	All the other rights and covenants granted to Cimatron as of the First Closing will still remain in full force and effect.

Schedule B –Veto Rights of Microsystem and /or all Sellers

1.	Alter or change the Articles of Association, By Laws and all other incorporation documents and the rights, preferences, or privileges of any of the shares or other securities;

2.

Create any class or series of shares or other securities or issue any shares or securities of any kind or type (including without limitations any debt securities, convertible securities, warrants, options, etc.);

3.	Effect an initial public offering, merger or sale of shares or any portion of its assets or other transaction that resulting in a change in control;

4.	Declare or pay any dividend or other distribution of cash, shares, or other assets or redeem or repurchase any shares;

5.

Effect any interested party transaction or amend any existing interested party transaction, including without limitation any business transaction (including employment or consulting agreement) with any of the Sellers or any officer, director or shareholders of the Company or of any of its Affiliates or any relative of such person or entity under its control (“Interested Person”) or any transaction in which an Interested Person has any financial or other interest;

6.	Effect any dissolution, liquidation or other winding up of the Company or any affiliate or the cessation of all or any part of the business of the Company or any affiliate;

7.

Create a material change in the Company’s and/or any of its Affiliates’ (except for Solid World srl.) business. Furthermore, the Company undertakes not to sell or otherwise dispose of, or pledge, any shares/quotas or participation rights of Microsystem in any of its Affiliates;

8.	Approve incurrence of indebtedness in excess of US$100,000 (whether in one transaction or a series of transactions);

9.	Create any mortgage, pledge or other security interest on all or any part of the assets of the Company or its Affiliates (except for Solid World srl.);

10.	Appoint, remove or replace the Company’s Chief Executive Officer;

SHAREHOLDERS AGREEMENT

          THIS SHAREHOLDERS AGREEMENT (this “Agreement”) made as of the 1st of July 2005 (the “Effective Date”) by and among Microsystem S.r.l., an Italian corporation (the “Company”), Cimatron Ltd. an Israeli company (“Cimatron”), Enrico Gardini (“Gardini”), Alberto Zega (“Zega”), Roberto Rizzo (“Rizzo”), and ESA Software S.p.A (“ESA” and together with Gardini, Zega and Rizzo, the “Sellers”). Cimatron and the Sellers shall be referred to collectively as the “Shareholders”. Participation to the Company’s share capital shall be referred herein as “Quotas and/or Participation”.

W I T N E S S E T H :

          WHEREAS, pursuant to that certain Letter of Agreement, dated May 24, 2005, by and among the Company, Cimatron and the Sellers (the “Letter of Agreement”), Cimatron purchased a Quota of the share capital of the Company equal to 27.5 % of the same and received an option to purchase all the remaining Quotas held by the Sellers and the Sellers received an option to sell a certain percentage of their Participation in the Company’s share capital to Cimatron, all under the terms and conditions of the Letter of Agreement; and

          WHEREAS, the Company and the Shareholders desire to set forth certain matters regarding the management of the Company and the transfer of the Quotas; and

          WHEREAS, Cimatron entered into the Letter of Agreement based upon the terms and covenants of this Agreement, and

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Restrictions on Transfer

1.1.

For purposes of this Agreement, the term “Transfer” shall include any sale, assignment, encumbrance, disposition, grant of any option or other right to acquire, pledge, lien, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, and transmissions to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of Quotas directly or beneficially owned by a Shareholder. The term “Transfer” shall not include the transfer of quotas to heirs of a deceased shareholder, provided such heirs shall undertake in writing to be bound by all the terms and conditions of this Agreement, the First Call Option and the Second Call Option (as defined under the Letter of Agreement).

1.2.

No Shareholder may Transfer any Quotas without complying with the terms of this Agreement. Any attempted transfer in violation of this Agreement shall be void and of no force and effect and shall not be honored by the Company.

2.	No Transfer

Notwithstanding anything to the contrary, as long as any of the First Call Options or the Second Call Options (as defined under the Letter of Agreement) granted by any of the Sellers to Cimatron under the Letter of Agreement is exercisable by Cimatron (the “No Transfer Period”), the Sellers may not Transfer their Participation, whether in whole or in part to third parties, and any such Transfer shall be void and of no force and effect and shall not be honored by the Company.

3.	Rights of First Refusal.

3.1.

Following the No Transfer Period, if at any time any Seller proposes to Transfer in whole or in part their Participation in the Company (a “Disposition”), then such Seller (a “Selling Shareholder”) shall give Cimatron a written notice of such Disposition (the “Transfer Notice”), which Transfer Notice shall include a description of the Participation to be transferred (“Offered Quota and/or Offered Participation”), the identity of the transferee and the consideration and material terms and conditions upon which the Selling Shareholder wishes to make the proposed Disposition.

3.2.

Cimatron shall have a pre-emption right to purchase all of the Offered Participation at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Cimatron may exercise such pre-emption right and, thereby purchase all of the Offered Participation, by notifying the Selling Shareholder and the Company in writing, within twenty one (21) business days following receipt of the Transfer Notice (the “Purchase Notice”).

3.3.

Subject to the provisions of Section 2 of this Agreement, the Selling Shareholder shall be free, within 90 days of the date of expiration of the purchase option, to sell the Offered Participation not purchased by Cimatron to a third party at the price and on the terms contained in the Transfer Notice. If there is no sale within such 90-day period, the Selling Shareholder shall not sell or transfer the Offered Participation, or any other acquired Participation before or after the date hereof, without complying again with the provisions of this Section 3.

3.4.

For avoidance of doubt, Cimatron may Transfer all or part of its Quotas without complying with this Section 3 and without any other limitation whatsoever, including without limitation, first refusal and co-sale and without the need for any approval from the other Shareholders.

4.	Co-Sale

Following the No Transfer Period and provided Cimatron has not exercised its pre-emption right under Section 3, the Sellers may not Transfer any part of their Participation in the Company from time to time owned by them unless the prospective purchaser offers to purchase from Cimatron, on terms no less favorable than those offered to the Sellers, such percentage of the Participation to be purchased up to that portion determined by multiplying the size of the Participation to be purchased by the purchaser (the “Offered Quota”) by a fraction (i) the numerator of which is the percentage of the share capital of the Company owned by Cimatron; and (ii) the denominator of which is the total percentage of the share capital of the Company which are then owned by Cimatron and by the Sellers proposing to sell their Participation. Cimatron shall have twenty one (21) days to decide whether to accept any offer to purchase pursuant to this Section 4 and may accept such offer in whole or in part.

5.	Preemptive Rights.

5.1.

If the Company proposes to issue or sell any New Securities (as defined below), the Company shall grant, prior to such issuance, to Cimatron the right to purchase its pro-rata share in the Company of the New Securities, thereafter maintaining its proportionate equity ownership in the Company. A Shareholder’s pro-rata share, for purposes of this Section, is the ratio of the percentage of the share capital owned by such Shareholder immediately prior to the issuance of the New Securities (on an as converted basis) in relation to the share capital of the company issued and outstanding immediately prior to the issuance of New Securities (on an as converted basis). Cimatron shall have a right of over-allotment such that if any shareholder declines or fails to exercise a right of such shareholder to purchase its pro-rata share of the New Securities, Cimatron may purchase such declining shareholder’s portion.

5.2.

In the event the Company proposes to issue New Securities, it shall give Cimatron written notice of its intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same. Cimatron shall have twenty one (21) days after such notice is mailed or delivered to elect to purchase its pro rata share of such New Securities and any additional Quota as may be available for over-allotment, upon the terms and conditions specified in the notice, by giving written notice to the Company and stating therein the maximum amount of New Securities elected to be purchased.

The Company shall have thirty (30) days thereafter to sell, or enter into an agreement to sell, to any third party, the remainder of the New Securities with respect to which the Cimatron’s preemptive right was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice. In the event the Company has not sold, or entered into an agreement to sell, the New Securities within the thirty (30) day period, the Company shall not issue or sell any New Securities without first complying with the provisions of this Section 4.

	5.3.	For the purpose of this Section “New Securities” shall mean any quota or any equity interest in the Company, whether now authorized or not. including, without limitation, debt securities.

6.	Veto Rights

The Company and any of the entities in which the Company holds, directly or indirectly, any shares, quotas or capital (“Affiliates”) (except for Solid World S.r.l. .) and the Sellers will not, without the prior written consent of Cimatron take any of the actions set forth in this Section 6 or adopt any board, shareholders or other resolution to effect any such action. Such veto rights to be valid for a minimum period of 37 months following the Effective Date. In the event that Cimatron (i) reaches 51% of the Company’s share capital (quotas) within such 37 months the veto rights shall continue as long as Cimatron holds at least 51% of the share capital of the Company, and (ii) in the event that Cimatron does not reach 51% of the share capital (quotas) of the Company within such 37 month period, then (a) all the veto rights set forth in this Section 6 hereto (except the veto right mentioned under Section 6.5 – “Related Party transactions”) shall cease to apply and Cimatron will have all rights as any other shareholder of the Company, and (b) the veto right mentioned under Section 6.5 – “Related Party transactions” will remain in force for as long as Cimatron holds a Participation in the Company.

	6.1.	Alter or change the Articles of Association, By Laws and all other incorporation documents and the rights, preferences, or privileges of any of the Quotas or other securities;

6.2.

Create any class or series of shares, quota or other securities or issue or increase any shares, quota or securities of any kind or type (including without limitations any debt securities, convertible securities, warrants, options, etc.);

	6.3.	Effect an initial public offering, merger or sale of Quotas or any portion of its assets or other transaction that resulting in a change in control;

	6.4.	Declare or pay any dividend or other distribution of cash, Quotas, or other assets or redeem or repurchase any Quotas;

6.5.

Effect any interested party transaction or amend any existing interested party transaction, including without limitation any business transaction (including employment or consulting agreement) with any of the Sellers or any officer, director or shareholders of the Company or of any of its Affiliates or any relative of such person or entity under its control (“Interested Person”) or any transaction in which an Interested Person has any financial or other interest, pay any monies to any of the Shareholders of the Company or its Affiliates (except for Solid World Srl) except for the annual payments due to such shareholder to whom annual payments are listed in Exhibit A, attached hereto.

	6.6.	Effect any dissolution, liquidation or other winding up of the Company or any affiliate or the cessation of all or any part of the business of the Company or any affiliate;

6.7.

Create a material change in the Company’s and/or any of its Affiliates’ (except for Solid World S.r.l.) business. Furthermore, the Company undertakes not to sell or otherwise dispose of, or pledge, any quotas or participation rights of the Company in any of its Affiliates (for clarity, including Solid World);

	6.8.	Approve incurrence of indebtedness in excess of US$100,000 (whether in one transaction or a series of transactions);

	6.9.	Create any mortgage, pledge or other security interest on all or any part of the assets of the Company or its Affiliates (except for Solid World srl.);

	6.10.	Appoint, remove or replace the Company’s Chief Executive Officer.

7.	Voting

In the event that Cimatron reaches 51% of the Company’s share capital (quotas) within 37 months following the Effective Date and as long as Cimatron holds at least 51% of the share capital of the Company, the Sellers undertake to vote their Quota in the Company (and any other Quotas in the Company over which they exercise voting control) or take any actions by way of written consent in the same manner as Cimatron votes its Quota in the Company, at Cimatron’s absolute sole discretion.

8.	Financial Statements

The Company and its Affiliates (except for Solid World srl.) shall maintain a system of accounting established and administered in accordance with Italian generally accepted accounting principles consistently applied shall use auditors acceptable by Cimatron, will keep full and complete financial records and will furnish to Cimatron the following reports: (a) As soon as practicable after the end of each fiscal year, and in any event within 30 days thereafter, consolidated audited financial statements of the Company and its Affiliates in such detail as is necessary in order for Cimatron to satisfy the any regulatory requirements applicable to it, including a translation of such statements, or such parts thereof as indicated by Cimatron, into US generally accepted accounting principles performed by an auditor reasonably acceptable to Cimatron; and (b) as soon as practicable after the end of the first, second, and third quarter in each year, and in any event within 30 days thereafter, consolidated unaudited reviewed quarterly financial statements of the Company and its Affiliates, including a translation of such statements, or such parts thereof as indicated by Cimatron, into US generally accepted accounting principles performed by an auditor reasonably acceptable to Cimatron, and (c) as soon as practicable after the Effective Date and in any event within 30 days thereafter, consolidated audited financial statements of the Company and its Affiliates, as of the Effective Date including a translation of such statements, or such parts thereof as indicated by Cimatron, into US generally accepted accounting principles performed by an auditor reasonably acceptable to Cimatron. All the above shall be at the Company’s sole cost and expense.

9.	Supply of Information

The Company acknowledges that Cimatron is publicly traded, and will furnish to Cimatron with reasonable promptness, such information and data with respect to the Company or its Affiliates as Cimatron may from time to time request including in order to comply with reporting, disclosure, filing, audit, accounting, regulatory, tax or other similar requirements imposed on Cimatron.

10.	Visits and Discussions

The Company and its Affiliates (except for Solid World srl.) will permit Cimatron and the authorized representatives of Cimatron, at all reasonable times during normal business hours following reasonable notice and as often as reasonably requested, to visit and inspect, any of the properties of the Company and its Affiliates (except for Solid World srl.), including their books and records and lists of security holders and shall be allowed to copy them, and to discuss the affairs, finances, and accounts of the Company and its Affiliates (except for Solid World srl.) and receive any information requested from their officers.

11.	No-Competition; No-Solicitation

11.1.

Each Seller undertakes towards the Company and Cimatron not to engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s or any of its Affiliates’ assets or confidential information or that competes with the activity of the Company or of any of its Affiliates, or engage in any activity related to marketing, distribution, advising, sale, maintenance or installation of CAD CAM systems or solutions targeting the manufacturing and/or tooling industries. These non compete obligations shall remain in force for a period of 5 years from the Effective Date or from the expiration of the statutory non compete obligation. Notwithstanding the above, in the event that following the exercise by Cimatron of the First Call Option (or the ownership by Cimatron otherwise of 51% of the Company), the Company or such relevant Affiliate (except for Solid World srl.) then dismisses those Sellers who hold directorship position in the Company and/or in any of its Affiliates (except for Solid World srl.) from such position and any other position the Seller holds in the Company and any of its Affiliates and as long as such Seller does not otherwise continue as an officer or employee or in any other position in the Company or any Affiliate (other then for just cause), then such dismissed Director shall be subject to the non compete obligation mentioned above only for a period of 12 months from the date of such dismissal. For avoidance of doubt, if the Seller voluntarily terminates his position with the Company or any of its Affiliates, the non compete obligations shall remain in force for a period of 5 years from the date of termination.

11.2.

Each Seller undertakes towards the Company and Cimatron not to induce any employee of the Company or any of its Affiliates to terminate such employee’s employment therewith and any customer or supplier of the Company to terminate its relations with the Company or any of its Affiliates and shall not have any contact or relations of any kind with any such customer or supplier in any matter competitive to the business of the Company.

12.	No Preference

The Quota held by Cimatron shall have all the rights and privileges of the highest rank attached to all other Quotas of the highest rank of the Company, including without limitation: voting rights, rights to receive dividends, rights to receive notice and attend all shareholders meetings, rights to receive all distribution upon liquidation or any other distribution of the Company. All Shareholders will vote their Quotas to enforce all rights of Cimatron hereunder.

13.	Composition of the Board of Directors

	13.1.	The Company’s Board of Directors (the “Board”) shall consist of up to five directors to be designated, replaced and removed by written notice to the Company as follows:

13.2.

Following the Effective Date, Cimatron will be entitled to appoint at it sole discretion either (i) one director to the Company’s Board of Directors and to the Board of Directors of each of the Company’s Affiliates (except for Solid World srl.) and to the Board of Auditors of the Company and its Affiliates (except for Solid World srl.) or (ii) one observer (fully entitled to receive all information and attend board meetings, but without a right to vote) to the Company’s Board of Directors and to the Board of Directors of each of the Company’s Affiliates (except for Solid World srl.). In addition to the director appointed by Cimatron, 3 directors shall be appointed by the shareholders, which initially shall be E.Gardini, R.Rizzo, A.Morina.

13.3.

Following the exercise by Cimatron of the First Call Option (or the ownership by Cimatron otherwise of 51% of the Company) Cimatron shall be entitled to appoint all the directors appointed to the Company’s Board of Directors and to the Board of Directors of each of the Company’s Affiliates (except for Solid World srl.); except that the other shareholders of the Company shall be entitled to appoint one director to the Board of Directors of the Company as long as they hold Quotas in the Company.

13.4.

The Company shall obtain from financially sound and reputable insurers a Directors’ and Officers’ insurance policy with appropriate coverage satisfactory to Cimatron. In addition, the Company shall issue to each of the directors appointed by Cimatron an indemnification undertaking providing each such director indemnification to the full extent permitted under the law, in the form acceptable to Cimatron.

13.5.

Subject to the Company’s prior approval, all reasonable out-of-pocket expenses incurred by all the directors for attending Board and committees meetings and performing their duties as directors shall be reimbursed by the Company. Board meetings shall be held by telephone conference call. Microsystem shall bear travel expenses of the directors appointed by Cimatron if Board meetings are held in Italy.

14.	Conduct of Business

Since June 2004 and until the exercise or expiration of the Second Call Option, the Company and each of the Affiliates have not and will not perform any action not in the ordinary course of business, consistent with past practices, without the prior written consent of Cimatron, including without limitations, management compensation raise, merger and acquisitions, sale of material assets, issuance of Quotas or convertible securities, distribution of dividends or other distributions, structural changes, material change in the business of the Company or the Affiliates, transactions with or any payments or distributions or transfer to the Sellers or any other interested parties of any monies.

15.

Control of Company Following the exercise of the First Call Option, the Company and the Sellers shall take any action, sign any document and amend the incorporation documents of the Company and its Affiliates if necessary in order to give Cimatron a complete control of the Company and its Affiliates, as requested by Cimatron at its sole discretion.

16.	Miscellaneous.

16.1.

Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement (including voting his Quota) and the intentions of the parties as reflected thereby.

16.2.

Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations of the Sellers set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of Cimatron. Cimatron may assign or transfer any of its rights, privileges, and obligations under this Agreement.

16.3.

Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof, and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, except for the Letter of Agreement. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of parties to this Agreement.

16.4.

Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company:	Microsystem Srl.
Via C.Collodi n.1
40012 Calderara di Reno (BO) -Italy
Attn: Enrico Gardini
Fax: 39 -051- 4145689

If to Cimatron	Cimatron Ltd.
11 Gush Etzion St.
Givat Shmuel 54030 Israel
Attn: Zvi Naggan
Fax: 972-3-5312192

With a copy to	Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Rd.
Ramat Gan 52506 Israel
Attn. Ronen Bezalel, Adv.
Fax: 972-3-6103111

If to Gardini	Enrico Gardini , via Rimodello 16, 40050 Monteveglio (BO) – Italy

If to Zega	Alberto Zega, via Mascarella 116, 40126 Bologna – Italy
If to Rizzo	Roberto Rizzo, Via Martiri della Libertà 68, 31100 Treviso - Italy or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

16.5.

Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

16.6.

Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

16.7.

Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of Israel, without regard to its principles of conflicts of laws and adjudicated exclusively in Israel; provided, however, that Cimatron may at its sole discretion also initiate a claim in Italy under either Israeli laws or Italian laws at Cimatron’s choice.

16.8.

Counterparts. This Agreement may be executed in any number of facsimile counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement in one or more counterparts as of the date and year first above written.

Microsystem Srl.		Cimatron Ltd.

By:	/s/ Enrico Gardini	By:	/s/ Yossi Ben Shalom.

Name:		By:	/s/ Zvika Naggan

Title:		Name:

Title:

	/s/ Enrico Gardini		/s/ Roberto Rizzo

	Enrico Gardini		Roberto Rizzo

	/s/ Alberto Zega	ESA Software S.p.A

Alberto Zega
		By:	/s/ Antonello Morina

Name:

Title:

FIRST CALL OPTION

to Purchase up to 23.5 percent of the share capital (Subject to Adjustment) of Microsystem Srl. (the “Company”) held by Enrico Gardini, Alberto Zega and Roberto Rizzo at the Exercise Price (as defined below) per each one percent of the Company’s share capital

VOID AFTER 12:00 p.m. (prevailing Tel Aviv time)

On The Termination Date

THIS IS TO CERTIFY THAT Cimatron Ltd. (“Holder”) or its assignee is entitled to purchase, subject to the provisions of this Option (the “Option”), from Enrico Gardini, Alberto Zega and Roberto Rizzo (the “Sellers”), pro rata to their holdings in the Company, at any time on or following the date hereof (the “Effective Date”) and until the date that is 24 months following the Effective Date (the “Termination Date”), an aggregate of up to 23.5 percent (the “Optioned Participation”), of the Company’s share capital held as of the Effective Date by Sellers at an exercise price of US$ 25,500 per each one percent of the Company’s share capital (the “Exercise Price”).

1.	EXERCISE OF OPTION

	1.1	Subject to the provisions hereof, this Option may be exercised in whole or in part, at any time or from time to time on or after the Effective Date and until the Termination Date.

This Option shall be exercised by the Holder by presentation and surrender hereof to the Sellers of:

(i) a written notice of exercise; and

(ii)

payment to the Sellers of the Exercise Price for the portion of the Optioned Participation specified in such notice, upon execution by the Seller and the Holder of the deed of transfer of such Optioned participation, with authencitated signature, in compliance to the provisions of the Italian law.

The Exercise Price for the Optioned Participation specified in the notice shall be payable in immediately available funds, at the option of the Holder, in US dollars.

Within 10 days from the transmission by Holder to Seller of the written notice as of point (i) above, and subject to the payment of the Exercise Price for the Optioned Participation, the Sellers and the Holder shall execute the deed of transfer with authenticated signature and take all other actions required under the Italian law in order to validly transfer the Optioned Participation and the Company shall record such transfer on its shareholders book accordingly. The (i) Sellers and (ii) the Holder shall pay any and all expenses, any stamp duty and any other charges that may be payable in connection with the transfer of the Optioned Participation pursuant to this Paragraph 1.2 in equal parts.

In order to comply with the above mentioned execution of the deed of transfer, Seller undertakes to sign the irrevocable mandate agreement for the sale of the Optioned Participation, annexed hereto as Annex A.

1.2

During the period in which this Option is exercisable, the Holder shall be entitled to conduct a full due diligence review of the Company and its Affiliates, including without limitation, business, legal and financial, and shall receive the full cooperation of the Company, its officers and the Sellers. This Section 1.2 shall not be interpreted as giving the Holder a right to change the Exercise Price.

1.3

Notwithstanding anything to the contrary, following the exercise of this Option the Holder shall hold at least 51% of the Company’s share capital (on a post-money fully diluted basis). Upon exercise of the Option, for an aggregate purchase price of $599,250, the Sellers shall deliver the Holder 23.5% of the Company’s share capital or any larger percentage, pro rata to their holdings in the Company, so that following the transfer the Holder shall hold 51% of the Company’s share capital (on a post-money fully diluted basis).

2.	RESERVATION OF SHARES; PRESERVATION OF RIGHTS

Sellers represent that the Optioned Participation transferable pursuant to the terms hereof is duly and validly issued and fully paid and nonassessable, not subject to any preemptive rights, rights of first refusal or similar rights and as of the Effective Date and upon the exercise of this Option shall be free and clear of all liens, encumbrances, equities and claims or any other third party rights of any kind or type. The Company and Sellers each agree that they will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company or the Sellers, respectively.

3.	EXCHANGE OR LOSS OF OPTION

Upon receipt by Sellers of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option, if mutilated, Sellers will execute and deliver a new Option of like tenor and date.

4.	ADJUSTMENT

	4.1	Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets

(a)

In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation and pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, (i) shares of capital stock of the successor or acquiring corporation or of the Company (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including Options or other subscription or purchase rights) in addition to or in lieu of capital stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the quotaholders of the Company who are holders immediately prior to such transaction, then the Holder shall have the right thereafter to receive from Sellers, upon exercise of this Option, the number of shares of capital stock or quota of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the percentage of the share capital or quota of the Company for which this Option is exercisable immediately prior to such event.

(b)

In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Option to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of the percentage of the share capital of the Company for which this Option is exercisable, which modifications shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4.

	(c)	The provisions of this subsection 4.4 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

4.2	Other Dilutive Events

In case any event shall occur as to which the preceding subsection 4.1 is not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Option in accordance with the essential intent and principles hereof then, in each such case, the Holder and the Sellers shall, in good faith, determine what adjustments are necessary to preserve the purchase rights of the Holder represented by this Option.

5.	NOTICE OF CERTAIN EVENTS

The Holder shall be entitled to the same rights to receive notices of corporate actions as any quotaholder as provided in the Company’s Articles of Association and Bylaws or otherwise. Notwithstanding, in case at any time:

	5.1.	There shall be any merger of the Company with, or any statutory exchange of the Company’s capital with the securities of, or sale of all or substantially all of its assets to, another corporation; or

	5.2.	There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give written notice, by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company, of the date on which such merger, exchange, sale, dissolution, liquidation or winding up shall take place, as the case may be.

Such notice shall also specify the date as of which the quotaholders of record shall be entitled to exchange their quota for securities or other property deliverable upon such merger, exchange, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question.

6.	NOTICE OF ADJUSTMENTS

Whenever this Option is adjusted as provided in paragraph 4 hereof, the Company shall promptly compute such adjustment and mail to the Holder at the last address provided to the Company in writing a certificate, signed by the Sellers, setting forth such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

7.	RIGHTS OF THE HOLDER

7.1.

Without limiting the foregoing or any remedies available to the Holder, the Holder will be entitled to specific performance of the obligations hereunder, and injunctive relief against actual or threatened violations of the obligations of any person subject to this Option.

7.2.

This Option shall not entitle the Holder to any additional voting rights or other rights as a quotaholder of the Company whatsoever, except the rights expressed herein in addition to the rights the Holder already has in the Company’s share capital and no dividend or interest shall be payable or accrue in respect of this Option.

8.	TRANSFER OF OPTION; RESTRICTIONS ON TRANSFERABILITY OF SHARES

This Option may be transferred or assigned by the Holder. The Optioned Participation may not be transferred by the Sellers other than pursuant to the terms of this Option Agreement.

9.	NOTICE GENERALLY

Any notice, demand, request, consent, approval, declaration, delivery or communication hereunder to be made pursuant to the provisions of this Option shall be sufficiently given or made if in writing and shall be deemed to have been validly served, given or delivered (a) when sent after receipt of confirmation or answer back if sent by telex or telecopy or other similar facsimile transmission, (b) two (2) business days after deposit with a reputable international two (2) day courier with all charges prepaid or (c) when delivered if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated, to the Holder at its last known address appearing on the books of the Company maintained for such purpose, to the Company at:

[ via Collodi n.1 , 40012 Calderara di Reno (BO) – Italy]
and to Seller

[EnricoGardini, via Rimodello 16, 40050 Monteveglio (BO) – Italy
Alberto Zega, via Mascarella 116, 40126 Bologna - Italy
Roberto Rizzo, Via Martiri della Libertà 68, 31100 Treviso – Italy]

or at such other address as may be submitted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

10.	TERMINATION

This Option and the rights conferred hereby shall terminate on the Termination Date.

11.	GOVERNING LAW

This Option will be governed by, and construed in accordance with, the laws of the State of Israel, without regard to its principles of conflicts of laws and adjudicated exclusively in Israel; provided, however, that the Holder may at its sole discretion also initiate a claim in Italy under either Israeli laws or Italian laws at the Holder’s choice.

DATED:	1 July, 2005

Enrico Gardini		Roberto Rizzo

/s/ Enrico Gardini		/s/ Roberto Rizzo

Alberto Zega

/s/ Alberto Zega

MICROSYSTEM S.R.L.

By:	/s/ Enrico Gardini

Name:

Title:

CIMATRON Ltd

By:	/s/ Yossi Ben Shalom.

/s/ Zvika Naggan

Name:

Title:

Second CALL OPTION

to Purchase up to 49 percent of the share capital (Subject to Adjustment) of Microsystem Srl. (the “Company”) from Enrico Gardini, Alberto Zega, Roberto Rizzo and Esa Software S.p.A at the Exercise Price (as defined below) per each one percent of the Company’s share capital

VOID AFTER 12:00 p.m. (prevailing Tel Aviv time)

On The Termination Date

THIS IS TO CERTIFY THAT Cimatron Ltd. (“Holder”) or its assignee is entitled to purchase, subject to the provisions of this Option (the “Option”), from Enrico Gardini, Alberto Zega, Roberto Rizzo and Esa Software S.p.A (the “Sellers”), pro rata to their holdings in the Company, at any time on or following the expiration of twelve (12) months from the Second Closing (as defined below) (the “Effective Date”) until the date that is 30 days following the Effective Date (the “Termination Date”), an aggregate of up to 49 percent (the “Optioned Participation”), of the Company’s share capital as of the date of exercise of this Second Call Option from the Sellers at an exercise price of US$ 25,500 per each one percent of the Company’s share capital (the “Exercise Price”).

1.	EXERCISE OF OPTION

1.1.

“Second Closing” shall be defined as the final date of the exercise in full of the option of the Holder to purchase 23.5% of the capital of the Company from Enrico Gardini, Alberto Zega and Roberrto Rizzo (the “First Call Option”). This Second Call Option may not be exercised, in whole or in part, unless the First Call Option has been exercised in full by the Holder.

1.2.	Subject to the provisions hereof, this Option may be exercised in whole or in part, at any time or from time to time on or after the Effective Date and until the Termination Date.

This Option shall be exercised by the Holder by presentation and surrender hereof to the Sellers of:

(i) a written notice of exercise; and

          (ii) payment to the Sellers of the Exercise Price for the portion of the Optioned Participation specified in such notice, upon execution by the Seller and the Holder of the deed of transfer of such Optioned participation, with authencitated signature, in compliance to the provisions of the Italian law.

The Exercise Price for the Optioned Participation specified in the notice shall be payable in immediately available funds, at the option of the Holder, in US dollars.

Within 10 days from the transmission by Holder to Seller of the written notice as of point (i) above, and subject to the payment of the Exercise Price for the Optioned Participation, the Sellers and the Holder shall execute the deed of transfer with authenticated signature and take all other actions required under the Italian law in order to validly transfer the Optioned Participation and the Company shall record such transfer on its shareholders book accordingly. The (i) Sellers and (ii) the Holder shall pay any and all expenses, any stamp duty and any other charges that may be payable in connection with the transfer of the Optioned Participation pursuant to this Paragraph 1.2 in equal parts.

In order to comply with the above mentioned execution of the deed of transfer, each Seller undertakes to sign the irrevocable mandate agreement for the sale of the Optioned Participation, annexed hereto as Annex A.

1.3.

During the period in which this Option is exercisable, the Holder shall be entitled to conduct a full due diligence review of the Company and its Affiliates, including without limitation, business, legal and financial, and shall receive the full cooperation of the Company, its officers and the Sellers. This Section 1.2 shall not be interpreted as giving the Holder a right to change the Exercise Price.

1.4.

Notwithstanding anything to the contrary, following the exercise of this Option the Holder shall hold all of the Company’s share capital. Upon exercise of the Option, for an aggregate purchase price of $1,249,500, the Sellers shall deliver the Holder 49% of the Company’s share capital or any larger percentage, pro rata to their holdings in the Company, so that following the transfer the Holder shall hold all of the Company’s share capital as of the date of exercise of this Second Call Option.

2.	RESERVATION OF SHARES; PRESERVATION OF RIGHTS

Sellers represent that the Optioned Participation transferable pursuant to the terms hereof is duly and validly issued and fully paid and nonassessable, not subject to any preemptive rights, rights of first refusal or similar rights and as of the Effective Date and upon the exercise of this Option shall be free and clear of all liens, encumbrances, equities and claims or any other third party rights of any kind or type. The Company and Sellers each agree that they will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company or the Sellers, respectively.

3.	EXCHANGE OR LOSS OF OPTION

Upon receipt by Sellers of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option, if mutilated, Sellers will execute and deliver a new Option of like tenor and date.

4.	ADJUSTMENT

	4.1.	Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets

(a)

In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation and pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, (i) shares of capital stock of the successor or acquiring corporation or of the Company (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including Options or other subscription or purchase rights) in addition to or in lieu of capital stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the quotaholders of the Company who are holders immediately prior to such transaction, then the Holder shall have the right thereafter to receive from Sellers, upon exercise of this Option, the number of shares of capital stock or quota of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the percentage of the share capital or quota of the Company for which this Option is exercisable immediately prior to such event.

(b)

In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Option to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of the percentage of the share capital of the Company for which this Option is exercisable, which modifications shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4.

(c) The provisions of this subsection 4.4 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

	4.2.	Other Dilutive Events

In case any event shall occur as to which the preceding subsection 4.1 is not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Option in accordance with the essential intent and principles hereof then, in each such case, the Holder and the Sellers shall, in good faith, determine what adjustments are necessary to preserve the purchase rights of the Holder represented by this Option.

5.	NOTICE OF CERTAIN EVENTS

The Holder shall be entitled to the same rights to receive notices of corporate actions as any quotaholder as provided in the Company’s Articles of Association and Bylaws or otherwise. Notwithstanding, in case at any time:

	5.1.	There shall be any merger of the Company with, or any statutory exchange of the Company’s capital with the securities of, or sale of all or substantially all of its assets to, another corporation; or

	5.2.	There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give written notice, by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Company, of the date on which such merger, exchange, sale, dissolution, liquidation or winding up shall take place, as the case may be.

Such notice shall also specify the date as of which the quotaholders of record shall be entitled to exchange their quota for securities or other property deliverable upon such merger, exchange, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question.

6.	NOTICE OF ADJUSTMENTS

Whenever this Option is adjusted as provided in paragraph 4 hereof, the Company shall promptly compute such adjustment and mail to the Holder at the last address provided to the Company in writing a certificate, signed by the Sellers, setting forth such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

7.	RIGHTS OF THE HOLDER

7.1.

Without limiting the foregoing or any remedies available to the Holder, the Holder will be entitled to specific performance of the obligations hereunder, and injunctive relief against actual or threatened violations of the obligations of any person subject to this Option.

7.2.

This Option shall not entitle the Holder to any additional voting rights or other rights as a quotaholder of the Company whatsoever, except the rights expressed herein in addition to the rights the Holder already has in the Company’s share capital and no dividend or interest shall be payable or accrue in respect of this Option.

8.	TRANSFER OF OPTION; RESTRICTIONS ON TRANSFERABILITY OF SHARES

This Option may be transferred or assigned by the Holder. The Optioned Participation may not be transferred by the Sellers other than pursuant to the terms of this Option Agreement.

9.	NOTICE GENERALLY

Any notice, demand, request, consent, approval, declaration, delivery or communication hereunder to be made pursuant to the provisions of this Option shall be sufficiently given or made if in writing and shall be deemed to have been validly served, given or delivered (a) when sent after receipt of confirmation or answer back if sent by telex or telecopy or other similar facsimile transmission, (b) two (2) business days after deposit with a reputable international two (2) day courier with all charges prepaid or

(c) when delivered if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated, to the Holder at its last known address appearing on the books of the Company maintained for such purpose, to the Company at:

[ via Collodi n.1 , 40012 Calderara di Reno (BO) – Italy]

and to Seller

[EnricoGardini, via Rimodello 16, 40050 Monteveglio (BO) – Italy
Alberto Zega, via Mascarella 116, 40126 Bologna - Italy
Roberto Rizzo, Via Martiri della Libertà 68, 31100 Treviso – Italy
Esa Software S.p.A., via Draghi 39, 47900 Rimini - Italy]

or at such other address as may be submitted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

10.	TERMINATION

This Option and the rights conferred hereby shall terminate on the Termination Date.

11.	GOVERNING LAW

This Option will be governed by, and construed in accordance with, the laws of the State of Israel, without regard to its principles of conflicts of laws and adjudicated exclusively in Israel; provided, however, that the Holder may at its sole discretion also initiate a claim in Italy under either Israeli laws or Italian laws at the Holder’s choice.

DATED:	1 July, 2005

Enrico Gardini		Roberto Rizzo

/s/ Enrico Gardini
/s/ Roberto Rizzo

Alberto Zega
Esa Software S.p.A
/s/ Alberto Zega
		By:	/s/ Antonello Morina

Name:

Title:

MICROSYSTEM S.R.L.

By:	/s/ Enrico Gardini

Name:

Title:

CIMATRON Ltd

By:	/s/ Yossi Ben Shalom.

/s/ Zvika Naggan

Name:

Title:

PUT OPTION

to Sell 49 percent of the share capital (Subject to Adjustment) of Microsystem Srl.(the “Company”) by Enrico Gardini, Alberto Zega, Roberto Rizzo and Esa Software S.p.A to Cimatron Ltd. at the Exercise Price (as defined below) per each one percent of the Company’s share capital, subject to the exercise of the First Call Option (as defined below) by Cimatron Ltd.

VOID AFTER 12:00 p.m. (prevailing Tel Aviv time)

On The Termination Date

THIS IS TO CERTIFY THAT, subject to the provisions of this Option (the “Option”) including, without limitation, Section 1.4, Enrico Gardini, Alberto Zega, Roberto Rizzo and Esa Software S.p.A (the “Sellers”), are entitled to sell to Cimatron Ltd. (“Cimatron”) pro rata to their holdings in the Company, at any time on or following the expiration of twelve (12) months from the Second Closing (as defined below) (the “Effective Date”) until the date that is 30 days following the Effective Date (the “Termination Date”), an aggregate of 49 percent (the “Optioned Participation”) of the Company’s share capital as of the date of exercise of this Second Call Option from the Sellers at an exercise price of US$ 25,500 per each one percent of the Company’s share capital (the “Exercise Price”).

1.	EXERCISE OF OPTION

1.1

“Second Closing” shall be defined as the final date of the exercise in full of the option of Cimatron to purchase 23.5% of the capital of the Company from Enrico Gardini, Alberto Zega and Roberrto Rizzo (the “First Call Option”). Notwithstanding anything to the contrary, this Put Option may only be exercised, if (i) the First Call Option has been exercised in full by Cimatron, at Cimatron’s sole discretion, and (ii) the Sellers and the Company have not breached any of their represntations and covenants contained in the Letter of Agreement dated May 24, 2005 between the Company, Cimatron and the Sellers.

Upon verficication of the conditions of points (i) and (ii) above of the present article, Cimatron undertakes to sign an irrevocable mandate agreement with such indivudal indicated to Cimatron by the Sellers (“Mandatory”), by virtue of which Cimatron shall confer to the Mandatory the irrevocable mandate to buy from the Sellers, at the terms and conditions of this Put Option agreement, the Optioned Participation.

	1.2	Subject to the provisions hereof, this Option may be exercised in whole and not in part at any time on or after the Effective Date and until the Termination Date.

This Option shall be exercised by the Sellers by (i) presentation and surrender hereof to Cimatron of written notice of exercise and (ii) execution by the Sellers and Cimatron of the deed of transfer of such Optioned participation, with authencitated signature, in compliance to the provisions of the Italian law.

The Exercise Price for the Optioned Participation specified in the notice shall be payable in immediately available funds, at the option of the Cimatron, in US dollars.

Within 10 days from the transmission by Seller to Cimatron of the written notice as of point (i) above, and subject to the payment of the Exercise Price for the Optioned Participation, the Sellers and Cimatron shall execute the deed of transfer with authenticated signature and take all other actions required under the Italian law in order to validly transfer the Optioned Participation and the Company shall record such transfer on its shareholders book accordingly. The (i) Sellers and (ii) the Holder shall pay any and all expenses, any stamp duty and any other charges that may be payable in connection with the transfer of the Optioned Participation pursuant to this Paragraph 1.2 in equal parts.

1.3

During the period in which this Option is exercisable, Cimatron shall be entitled to conduct a full due diligence review of the Company and its Affiliates, including without limitation, business, legal and financial, and shall receive the full cooperation of the Company, its officers and the Sellers. This Section 1.2 shall not be interpreted as giving the Holder a right to change the Exercise Price.

1.4

Notwithstanding anything to the contrary, following the exercise of this Option Cimatron shall hold all of the Company’s share capital. Upon exercise of the Option, and payment of $1,249,500 by Cimatron, the Sellers shall deliver Cimatron 49% of the Company’s share capital or any larger percentage, pro rata to their holdings in the Company, so that following the transfer Cimatron shall hold all of the Company’s share capital as of the date of exercise of this Put Option.

2.	RESERVATION OF SHARES; PRESERVATION OF RIGHTS

Sellers represent that the Optioned Participation transferable pursuant to the terms hereof is duly and validly issued and fully paid and nonassessable, not subject to any preemptive rights, rights of first refusal or similar rights and as of the Effective Date and upon the exercise of this Option shall be free and clear of all liens, encumbrances, equities and claims or any other third party rights of any kind or type.

3.	EXCHANGE OR LOSS OF OPTION

Upon receipt by Cimatron of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Option, if mutilated, Cimatron will execute and deliver a new Option of like tenor and date.

4.	ADJUSTMENT

	4.1	Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets

(a)

In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation and pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, (i) shares of capital stock of the successor or acquiring corporation or of the Company (if it is the surviving corporation) or (ii) any cash, shares of stock or other securities or property of any nature whatsoever (including Options or other subscription or purchase rights) in addition to or in lieu of capital stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the quotaholders of the Company who are holders immediately prior to such transaction, then Cimatron shall have the right thereafter to receive from Sellers, upon exercise of this Option by the Sellers, the number of shares of capital stock or quota of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the percentage of the share capital or quota of the Company for which this Option is exercisable immediately prior to such event.

(b)

In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Option to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of the percentage of the share capital of the Company for which this Option is exercisable, which modifications shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4.

(c) The provisions of this subsection 4.4 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

	4.2	Other Dilutive Events

In case any event shall occur as to which the preceding subsection 4.1 is not strictly applicable but as to which the failure to make any adjustment would not fairly protect the rights represented by this Option in accordance with the essential intent and principles hereof then, in each such case, Cimatron and the Sellers shall, in good faith, determine what adjustments are necessary to preserve the purchase rights of the Sellers and cimatron represented by this Option.

5.	NOTICE OF CERTAIN EVENTS

Cimatron and the Sellers shall be entitled to the same rights to receive notices of corporate actions as any quotaholder as provided in the Company’s Articles of Association and Bylaws or otherwise. Notwithstanding, in case at any time:

	5.1.	There shall be any merger of the Company with, or any statutory exchange of the Company’s capital with the securities of, or sale of all or substantially all of its assets to, another corporation; or

	5.2.	There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give written notice, by first class mail, postage prepaid, addressed to Cimatron and the Sellers at the address of Cimatron and the Sellers as shown on the books of the Company, of the date on which such merger, exchange, sale, dissolution, liquidation or winding up shall take place, as the case may be.

Such notice shall also specify the date as of which the quotaholders of record shall be entitled to exchange their quota for securities or other property deliverable upon such merger, exchange, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question.

6.	NOTICE OF ADJUSTMENTS

Whenever this Option is adjusted as provided in paragraph 4 hereof, the Company shall promptly compute such adjustment and mail to Cimatron at the last address provided to the Company in writing a certificate, signed by the Sellers, setting forth such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

7.	RIGHTS OF THE SELLERS

7.1.

Without limiting the foregoing or any remedies available to the Sellers, the Sellers will be entitled to specific performance of the obligations hereunder, and injunctive relief against actual or threatened violations of the obligations of any person subject to this Option.

7.2.

This Option shall not entitle the Sellers to any additional voting rights or other rights as a quotaholder of the Company whatsoever, except the rights expressed herein in addition to the rights the Sellers already has in the Company’s share capital and no dividend or interest shall be payable or accrue in respect of this Option.

8.	TRANSFER OF OPTION; RESTRICTIONS ON TRANSFERABILITY OF SHARES

This Option may not be transferred or assigned by the Sellers. The Optioned Participation may not be transferred by the Sellers other than pursuant to the terms of this Option Agreement.

9.	NOTICE GENERALLY

Any notice, demand, request, consent, approval, declaration, delivery or communication hereunder to be made pursuant to the provisions of this Option shall be sufficiently given or made if in writing and shall be deemed to have been validly served, given or delivered (a) when sent after receipt of confirmation or answer back if sent by telex or telecopy or other similar facsimile transmission, (b) two (2) business days after deposit with a reputable international two (2) day courier with all charges prepaid or

(c) when delivered if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated, to Cimatron at its last known address appearing on the books of the Company maintained for such purpose, to the Company at:

[ via Collodi n.1 , 40012 Calderara di Reno (BO) – Italy]

and to Seller

[EnricoGardini, via Rimodello 16, 40050 Monteveglio (BO) – Italy
Alberto Zega, via Mascarella 116, 40126 Bologna - Italy
Roberto Rizzo, Via Martiri della Libertà 68, 31100 Treviso – Italy
Esa Software S.p.A., via Draghi 39, 47900 Rimini - Italy]

Cimatron Ltd. 11 Gush Etzion St. Givat Shmuel, 54030 Israel Attn: CEO

or at such other address as may be submitted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

10.	TERMINATION

This Option and the rights conferred hereby shall terminate on the Termination Date.

11.	GOVERNING LAW

This Option will be governed by, and construed in accordance with, the laws of the State of Israel, without regard to its principles of conflicts of laws and adjudicated exclusively in Israel; provided, however, that Cimatron may at its sole discretion also initiate a claim in Italy under either Israeli laws or Italian laws at Cimatron’s choice.

DATED:	1 July, 2005

Enrico Gardini		Roberto Rizzo

/s/ Enrico Gardini
/s/ Roberto Rizzo

Alberto Zega
Esa Software S.p.A
/s/ Alberto Zega
		By:	/s/ Antonello Morina

Name:

Title:

MICROSYSTEM S.R.L.

By:	/s/ Enrico Gardini

Name:

Title:

CIMATRON Ltd

By:	/s/ Yossi Ben Shalom.

/s/ Zvika Naggan

Name:

Title: